UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

                         Summit Midstream Partners, LP
                                (Name of Issuer)

                 Common Units Representing Limited Partner Interests
                         (Title of Class of Securities)

                                    866142409
                                 (CUSIP Number)

                                March 26, 2024
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |X|  Rule 13d  1(b)

          |  |  Rule 13d  1(c)

          |  |  Rule 13d  1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 866142409

1    Name of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     ZHENGXU HE

2    Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  |  |
     (b)  |  |

3    SEC Use Only



4    Citizenship or Place of Organization

     USA

               5    Sole Voting Power

                    810,000 SH

  NUMBER OF    6    Shared Voting Power
   SHARES
BENEFICIALLY        0 SH
  OWNED BY
    EACH       7    Sole Dispositive Power
  REPORTING
   PERSON           810,000 SH
    WITH:
               8    Shared Dispositive Power
                    0 SH

9    Aggregate Amount Beneficially Owned by Each Reporting Person
     810,000 SH

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     |  |

11   Percent of Class Represented by Amount in Item (9)
     7.80%

12   Type of Reporting Person (See Instructions)
     OO

CUSIP No. 866142409
1    Name of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).
     Zhengxu He

2    Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  |  |
     (b)  |  |

3    SEC Use Only

4    Citizenship or Place of Organization
     USA
               5    Sole Voting Power

                    810,000 SH


  NUMBER OF    6    Shared Voting Power
   SHARES
BENEFICIALLY        0 SH
  OWNED BY

    EACH       7    Sole Dispositive Power
  REPORTING
   PERSON           810,000 SH
WITH:
               8    Shared Dispositive Power
                    0 SH

9    Aggregate Amount Beneficially Owned by Each Reporting Person
     810,000 SH

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     |  |

11   Percent of Class Represented by Amount in Item (9)
     7.80%

12   Type of Reporting Person (See Instructions)
     OO

CUSIP No. 866142409
ITEM 1.
(A)   NAME OF ISSUER:
      Summit Midstream Partners, LP

(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:
      910 LOUISIANA STREET, SUITE 4200, HOUSTON, TX, 77002

ITEM 2.
(A)   NAME OF PERSON FILING:
      ZHENGXU HE

(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
      INST OF MATH, AMSS, CAS, ZHONGGUANCUN, HAIDIAN DISTRICT,
      BEIJING 100080, PRC

(C)   CITIZENSHIP:
      USA

(D)   TITLE OF CLASS OF SECURITIES:
      Common Units (Representing Limited Partner Interests)

(E)   CUSIP NUMBER:
      866142409
ITEM 3.
      If this statement is filed pursuant to ss.240.13d  1(b), or 240.13d
2 (b)
or (c), check whether the person filing is a:
      (a)   |  |   Broker or dealer registered under section 15 of the
Act
                  (15 U.S.C. 78o).
      (b)   |  |   Bank as defined in section 3(a)(6) of the Act (15
U.S.C.
			78c).
      (c)   |  |   Insurance company as defined in section 3(a)(19) of
the
			Act (15 U.S.C. 78c).
      (d)   |  |   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C 80a  8).
      (e)   |  |   An investment adviser in accordance with ss.240.13d
			1(b)(1)(ii)(E);
      (f)   |  |   An employee benefit plan or endowment fund in
accordance
			with ss.240.13d  1(b)(1)(ii)(F);
      (g)   |  |   A parent holding company or control person in
accordance
			with ss. 240.13d  1(b)(1)(ii)(G);
      (h)   |  |   A savings associations as defined in Section 3(b) of
the
                  Federal Deposit Insurance Act (12U.S.C. 1813);
      (i)   |  |   A church plan that is excluded from the definition of
an
                  investment company under section 3(c)(14) of the
		    Investment Company Act of 1940 (15 U.S.C. 80a  3);
      (j)   |  |   Group, in accordance with ss.240.13d  1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP EXHIBIT A
      Provide the following information regarding the aggregate number
and
percentage of the class of securities of the issuer identified in Item 1.
     (a)  Amount beneficially owned: 810,000 SH
     (b)  Percent of class: 7.80%
     (c)  Number of shares as to which such person has:
          (i)   Sole power to vote or to direct the vote: 810,000 SH
          (ii)  Shared power to vote or to direct the vote: 0
          (iii) Sole power to dispose or to direct the disposition of:
810,000 SH
          (iv)  Shared power to dispose or to direct the disposition of:
0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          EXHIBIT A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         EXHIBIT A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

ITEM 10.  CERTIFICATION.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: March 26, 2024
 /S/ Zhengxu He
Name: ZHENGXU HE
Title: Unitholder